EXHIBIT 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Makes Second Acquisition in
Industrial Injury Prevention Sector

Houston, TX, May 1, 2018 – U.S. Physical Therapy, Inc. (NYSE: USPH) announced today that it has acquired a majority interest in a company which is a leading provider of industrial injury prevention services.

The company specializes in delivering injury prevention and care, ergonomics, education and coaching in an industrial setting. The Company performs these services through Industrial Sports Medicine Professionals, consisting primarily of highly specialized Certified Athletic Trainers (ATCs). This relationship-based health delivery system is paid for directly by corporate clients. Existing clients are mostly Fortune 500 companies, across a variety of industries. The company operates in over 450 client facilities across 26 states.

The business produced $5.7 million in revenue in 2017 and is growing. U.S. Physical Therapy acquired a 65% interest for $9 million. The remaining 35% stake is being retained by existing management.

Chris Reading, U.S. Physical Therapy Chief Executive Officer, said, “We are very excited to be able to add this talented and passionate team to our existing injury prevention partnership. The work that they perform every day prevents injuries, improves countless lives of the workers they serve, and saves significant direct and indirect expense for our client-companies. This acquisition and combination will result in an even stronger platform around which we will continue to build in order to better serve our industrial clients and their working athletes.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 580 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 28 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

                                                                                             ###